Filed Pursuant to Rule 433

Registration Statement No. 333-159366

Pricing Term Sheet

May 21, 2009

Hewlett-Packard Company

FRN due May 27, 2011

Issuer:	Hewlett-Packard Company

Format:	SEC Registered Global

Anticipated Security Ratings:	A2 (Moody’s Investors Service) / A (Standard & Poor’s) / A+ (Fitch Ratings)

Trade Date:	May 21, 2009

Settlement Date:	May 27, 2009

Maturity Date:	May 27, 2011

Aggregate Principal Amount Offered:	$750,000,000

Coupon:	3-month USD LIBOR+105 basis points

Price to Public (Issue Price):	100%

Benchmark:	3-month USD LIBOR

Spread to Benchmark:	+105 basis points

Re-offer Yield:	3-month USD LIBOR+105 basis points

Interest Payment and Reset Dates:	Quarterly on the 27th of February, May, August and November of each year, beginning on August 27, 2009

Method of Calculation:	Actual/360

Optional Redemption:	May not be redeemed before maturity

CUSIP:	428236 AZ6

Denominations:	$2,000 × $1,000

Joint Bookrunners:	Banc of America Securities LLC Credit Suisse Securities (USA) LLC Deutsche Bank Securities Inc. Morgan Stanley & Co. Incorporated RBS Securities Inc.

Senior Co-Managers:	Barclays Capital Inc. BNP Paribas Securities Corp. HSBC Securities (USA) Inc. Mitsubishi UFJ Securities (USA), Inc. Wachovia Capital Markets, LLC

Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The Issuer has filed a Registration Statement (including a prospectus) with the Securities and Exchange Commission for the Offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Issuer has filed with the Securities and Exchange Commission for more complete information about the Issuer and this Offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling (1) Banc of America Securities LLC at 800-294-1322, (2) Credit Suisse Securities (USA) LLC at 800-221-1037 or (3) Morgan Stanley & Co. Incorporated at 866-718-1649.